                                                                EXHIBIT 10.50(C)

                         ADVANCED MICRO DEVICES, INC.

                            SECRETARY'S CERTIFICATE

         The undersigned, Thomas M. McCoy, certifies that he is the Secretary of Advanced Micro Devices, Inc., a Delaware Corporation ("the Company"), and that, as such, he is authorized to execute this Certificate on behalf of the Company, and further certifies that the attached is a fair and accurate translation of the AMD Subsidy Agreement between AMD Saxony Manufacturing GmbH and Dresdner Bank AG in Dresden, Germany.

         WITNESS the signature of the undersigned this 13th day of May, 1997.


                                            /s/ Thomas M. McCoy
                                            ------------------------------------
                                            Thomas M. McCoy
                                            Secretary

[SEAL APPEARS HERE]

                   A M D   S u b s i d y   A g r e e m e n t




                                    between


AMD Saxony Manufacturing GmbH

Washingtonstrasse 16 A, 01139 Dresden

                                                 (hereinafter "Grant Recipient")



                                      and


Dresdner Bank AG In Dresden

Dr. Kulz - Ring 10.01607 Dresden

                                                  (hereinafter "Principal Bank")


Preamble

The Grant Recipient intends to construct in Dresden a manufacturing facility for the production of microelectronics products (hereinafter the "Project"). On October 2, 1995 the Grant Recipient applied to the Sachsische Aufbaubank (hereinafter "SAB") for public funding within the framework of the Regional Economic Development Programme of the Free State of Saxony. The application was for investment and interest grants. Based on this application as well as the authorisation of the State Ministry of Saxony for Economic and Labour Affairs the SAB authorised the following grants (hereinafter collectively referred to as the "Grants"):

     - an investment grant of DM 476,687,000. - (hereinafter the "Investment Grant");

     -     an interest grant of DM 300,000,000. - (hereinafter the "Interest
           Grant")

     In respect of the Grants the SAB on the (date of the last draft) entered into a subsidy agreement attached hereto as Appendix 1, (hereinafter the "SAB Subsidy Agreement") with the Principal Bank. According to the provisions of the SAB Subsidy Agreement the Principal Bank is obligated to enter into a subsidy agreement with the Grant Recipient.

     The following provisions of this agreement apply to the Interest Grants as well as to the Investment Grants unless something else is explicitly stated or required by the context.

1.   Investment Grant

1.1 The SAB has granted to the Principal Bank an appropriated Investment Grant of:

                                DM 476,687,000.-

     in words:

       DM four hundred seventy six million six hundred eighty seven thousand from funds of the Common Action "Regional Economic Structural Improvements" (CA funds) for onward transmission to the Grant Recipient.

1.2 The Investment Grant will be made available in instalments to the Grant Recipient in the name of the Principal Bank and for the account of SAB as follows:

                                                                          EFRD-funds
                                               CA funds             EC/Federal Government/
                                             Federal State              Federal State
       Account-No. 972.003990.2
       1997 a payment of up to DM            138,000,000.-
       Account-No. 972.003968.9
       1998 a payment of up to DM            163,500,000.-
       Account-No. 972.004257.3
       1999 a payment of up to DM            175,687,000.-

       A precondition for the transmission of Investment Grant payments to the Grant Recipient is the prior receipt by the Principal Bank of the necessary funds from the SAB. (ref. 7.12)

1.3 In calculating the amount of the Investment Grant a total grant-in-aid of DM 500,500,000.- has been assumed, consisting of an Investment allowance of DM 23,813,000.- and an Investment Grant of DM 476,687,000.-. If the investment allowance is increased or reduced, the amount of the Investment Grant will be adjusted accordingly as provided for in the SAB Subsidiary Agreement.

2.     Interest Grant from the Budget of the Free State of Saxony

       In addition the Principal Bank was promised from SAB, based on the authorisation of the State Ministry of Saxony for Economic and Labour Affairs, for onward transmission to the Grant Recipient and Interest Grant of:

                               DM 300,000,000.-

       In words:

                            DM three hundred million

It is assumed that the Interest Grants will become due as follows:


1997:        8,800,000.00 DM

1998:       31,000,000.00 DM

1999:       59,300,000.00 DM

2000:       84,300,000.00 DM

2001:       96,800,000.00 DM

2002:       19,800,000.00 DM

      The Interest Grant is to be used solely for the guaranteed loan in the amount of up to DM 1,650,000,000. - to be extended by the Principal Bank/banks for the financing of the Project. The Interest Grant will be made available in instalments by the SAB upon presentation of interest calculations by the Principal Bank/banks. A precondition for the transmission of Interest Grant payments to the Grant Recipient is the prior receipt by the Principal Bank of the necessary funds from the SAB. (ref. 7.12)


3.    Purpose of the Grants

      The Grants have been appropriated for a specific purpose and must be used for cofinancing the costs of the project

            "Construction of a manufacturing facility for the production of microelectronic products at the investment site 01067 Dresden".


4.    Investment Period


4.1   The Project shall be carried out between March 31, 1996 and December 31,
      2006.

4.2  The Project consists of two phases:

     Phase 1: March 31, 1996 to December 31, 2001

     and

     Phase 2: January 1, 2002 to December 31, 2006


4.3 The Investment Grant is granted on the basis of the following investment and financial plan.


                                             in accordance           according to
                                            with commitment        AMD planning as
     Investment plan                       letter dated Dec.        of Sept. 1996
     ---------------                           18, 1995
                                                -old-                  -new-

                                                 DM                     DM
     Purchase of Real Estate              [

     Waferplant
     ----------

     - Buildings and infrastructure

     - Plant and equipment

     Development centre                                         *
     ------------------

     - Buildings and infrastructure

     - plant and equipment



     Start-up expenditure                                                             ]
     --------------------



* CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FINANCIAL PLAN                                    DM                 DM
--------------

Contribution of equity funds by AMD Inc./

USA (share capital/shareholder loans)

Contribution of funds sourced from the

cash flow of the Grant Recipient from 2001
                                                           *
onwards

Investment allowance

Investment Grant from CA funds

Loan provided by the Principal Bank






5.   Notes on the calculation of the public financing assistance


5.1 The calculation of the CA Grant is based on maximum costs eligible for assistance in the amount of DM 1,430,000,000.-. This amount corresponds to maximum total investment eligible for assistance of DM 1,000,000.- per permanent job created.


     It has to be noted, that the cost eligible for assistance actually incurred may be subsidised by Grants and other public financial aid up to a maximum rate of 35%.


5.2 The Interest Grant has been calculated on the basis of a loan requirement from the Principal Bank in the amount of up to DM 1,650,000,000.-. This additional grant is designed to off-set the interest expenses of the Grant Recipient during the investment phase up to the year 2002 and thereafter, if the Interest Grant has not been fully used.

* CONFINDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSSION.

6.     Jobs

6.1 The calculation of the public financial assistance is based on the assumption that through the investment at least 1,430 permanent jobs will be created, which will be filled in full by the end of the year 2001. The Grant Recipient is not obliged to create special jobs for women.

6.2 With regard to the reporting requirements concerning the creation and filling of the permanent jobs we, in addition, refer to clause 6 of the General Conditions for Grants from the Regional Economic Development Programme of the Free State of Saxony - Version for the Grant Recipient - in the version 31515 dated 08 of 1995 attached hereto as Appendix 2 (hereinafter the "General Conditions for the Grant Recipient") as well as to the repayment provisions according to clause 7 of the General Conditions for the Grant Recipient. In addition reference is made to clause 6 and 7 of the General Conditions for Grants from the Regional Economic Development Programme of the Free State of Saxony - Version for the Principal Bank - in the version 31514 dated 08 of 1995 (hereinafter the "General Conditions for the Principal Bank") attached hereto as Appendix 3.

7.     Disbursement conditions

7.1 The current certified annual financial statements and an economic analysis of the operating figures for the month preceding the disbursement must be sent via the Principal Bank to SAB with each Notice of Drawdown provided that the actual certified annual statement has not been presented at a previous drawdown. The results must justify the disbursement of public financial aid. This is the case, if - based on the above mentioned information - there is no imminent threat to the continued existence of the entity/enterprise.

7.2 The real estate purchase contract must be sent via the Principal Bank to SAB prior to the first disbursement.

7.3 The Articles of Incorporation as well as the bylaws of the Grant Recipient must be submitted via the Principal Bank to SAB prior to the first disbursement. Any change of the legal situation has immediately to be announced to SAB via the Principal Bank.

7.4 Cost eligible for assistance include the cost for the purchase or the cost of manufacturing for tangible fixed assets (Sachanlagevermogen) according to German GAAP with regard to the investment project. Excluded from assistance are capital expenditure for the procurement of replacement assets, vehicles, minor-value assets, real estate and capitalised real estate expenses.

     The Grant Recipient will be obliged to capitalise the capital expenditure as stated in the investment plan approved in conjunction with the loan commitment as additions to the company's fixed assets.

     Prior to the first disbursement SAB must receive confirmation from the auditors and from the Grant Recipient that they have taken note of the above mentioned conditions. The confirmations have to be sent via the Principal Bank to SAB.

7.5 Prior to the first disbursement Advanced Micro Devices, Inc. (hereinafter "AMD Inc.") and the Grant Recipient shall confirm to SAB that the Investment project supported by the CA grant has not been, and will not be, the object of previous or future applications for public funds. Likewise confirmation must be rendered that SAB has been notified of all the Grants employed or applied for in connection with the subsidised Investment project for which assistance is being provided herewith. The confirmations have to be send via the Principal Bank to SAB.

7.6 Prior to the first disbursement of funds confirmation by the Principal Bank must be submitted that financing of the Project is secured in accordance with the financial plan described in the grant offer provided that the Grant Recipient shall communicate and comment any deviations from the actual financial plan. In the event that the additional financial assistance is provided, causing the maximum permissible amount of subsidies to be exceeded, SAB has reserved the right vis-a-vis the Grant Recipient to reduce the Grants proportionately. Such a reduction would be passed on by the Principal Bank to the Grant Recipient.

7.7 Prior to the first disbursement of funds the formal declaration by the Principal Bank and the loan agreements must be presented to SAB. Furthermore, an updated financial plan of the Grant Recipient has to be submitted to SAB. The aforementioned documents have to be submitted via the Principal Bank to SAB even if they have to be provided by the Grant Recipient or any third parties.

7.8 In promising the Grants and for the amount of subsidies on which they are based the SAB and the Principal Bank have assumed that no special depreciation will be claimed for the economic assets for which assistance is granted. This must be confirmed to SAB in writing by the auditors of the Grant Recipient prior to the first disbursement of funds. Furthermore such confirmation has to be rendered within each financial statement of the Grant Recipient.

7.9 SAB and the Principal Bank further assume that the Grant Recipient has fulfilled its tax commitments. A certificate of non-objection from the tax authorities providing information on tax-related circumstances of the company and its shareholders must be sent via the Principal Bank to SAB prior to the first disbursement of funds.

7.10 Before the first disbursements of funds related to capital expenditure on construction evidence must be submitted via the Principal Bank to SAB that an incontestable building permit has been issued therefor.

7.11 In the event that the equity (nominated capital and shareholder loans) as set out in clauses 10.4 and 10.5 below in a total amount of DM 507,500,000 is not, as provided therein, employed in full, AMD Inc. and AMD Saxony Holding GmbH shall assume joint and several liability together with the Grant Recipient for the cases set forth in clauses 7 and 8 of the General Conditions for the Grant Recipient. The original of the declaration attached as Appendix 4 (hereinafter the "Declaration of Liability"), duly signed and sealed with the company stamp, must be presented via the Principal Bank to SAB not later than at the time of first drawdown of the Grants.

7.12 Each subsidy payment from the Principal Bank to the Grant Recipient is dependent on the Principal Bank having previously received the corresponding contribution from the SAB to be forwarded to the Grant Recipient. The Principal Bank can refuse to transmit the provided contribution if a corresponding instruction of the SAB or if circumstances are such that in the opinion of the Principal Bank a reduction or demand for repayment of the Grants by SAB threatens and if SAB following a written demand of the Principal Bank for consent to the transmission of cash funds to the Grant Recipient within a certain time-limit has not declared such a consent.

7.13 Prior to the first disbursement commercial register excerpts of the Grant Recipient and of AMD Saxony Holding GmbH have to be provided to SAB via the Principal Bank.

7.14 The Principal Bank has no liability whatsoever for the failure of either the SAB or the Free State of Saxony to provide for funds.

7.15 For all the documents that according to these provisions the Grant Recipient is to provide to the SAB via the Principal Bank the Grant Recipient must provide two copies to the Principal Bank. The Principal Bank has a reasonable amount of time to forward the required documents to the SAB. A reasonable time shall be deemed to mean at least five banking days exclusive of the days the documents are received or forwarded by the Principal Bank. The Principal Bank has the right but not the obligation to review the documents before their transmission to the SAB.

7.16 The Principal Bank will transmit all Grant payments received by SAB for the Grant Recipient to the Grant Recipient without delay.

8. Drawdowns on the Funds from the Common Action "Regional Economic Structural Improvement."

8.1 The Grant may be drawn from SAB via the Principal Bank until January 30, April 30, July 30 and October 30 of each year upon fulfillment of conditions pursuant to clause 7 and the following drawndown requirements. In consultation with the SAB an additional drawdown up to December 15 of each year is possible.

     a)  The overall financing of the Project has been secured.

     b) Before the first drawdown the Grant Recipient has received equity and shareholder loans amounting to DM 143,000,000.- and costs eligible for assistance in the amount of DM 143,000,000.- have been incurred.

     Grants may be drawn down before presentation of invoices for costs eligible for assistance before presentation of invoices if such costs are expected to be incurred in the subsequent two months after disbursement.

     Otherwise the drawdown requirements mentioned in clause 2 of the General Conditions - Version for the Principal Bank - and - Version for the Grant Recipient - shall apply, insofar as nothing else has been agreed in this AMD Subsidy Agreement (including all appendices).

8.2 For the purpose of drawdown the Grant Recipient will provide in a timely fashion an original of the attached "Declaration of the Grant Recipient" (hereinafter "Notice of Drawdown") attached hereto as Appendix 5 as well as the confirmation of an auditor attached hereto as Appendix 6 to the Principal Bank for further transmission to the SAB. The draw of the Grants from SAB occurs through the Principal Bank by submission to the SAB of the "Request for Draw of Grant Funds from the Regional Economic Structural Improvement Programme of the Free State of Saxony" (hereinafter the "Request for Funds") attached hereto as Appendix 7. The Grant Recipient is aware of the fact that the disbursement of individual Grant payments and the transmission of these funds to the Principal Bank by the SAB for transmission to the Grant Recipient is subject to the provision of cash funds by the Free State of Saxony.

8.3 The Principal Bank has the right but not the obligation vis-a-vis the Grant Recipient to verify the accuracy of the documents and statements provided by the Grant Recipient in connection with a draw of the Grants. The
     Grant Recipient undertakes on demand of the Principal Bank to provide all information and documents which the Principal Bank deems necessary for spot checks. Neither the circumstances nor the consequences of the SAB objecting to or deeming insufficient, either for form or content, in whole or in part, the documents or information necessary to confirm compliance with the disbursement conditions, will grant the Grant Recipient any rights vis-a-vis the Principal Bank.

9.   INTEREST GRANT DRAWS


9.1 The Interest Grant will be disbursed upon evidence that interest payments under the Principal Bank loans referred to in clause 5.2 are due. In the event of a draw on the Interest Grant the due date of the interest payments within the framework of the financing of the Project is to be proven through the presentation of the jointly determined relevant interest accounts. With every Notice of Drawdown relating to Interest Grants the Grant Recipient must provide the Principal Bank with the interest account for which equalisation the Grant Recipient will use the Interest Grant.


9.2 If the interest accounts, which are intended to be offset by the Interest Grant, have not yet been paid by the Grant Recipient to the respective interest creditors then the Grant Recipient hereby irrevocably authorises the Principal Bank to pay the funds received from the SAB for the purpose of repaying the outstanding interest owed directly to the respective interest creditor according to the rendered account.


10.  GENERAL COVENANTS


10.1 Financial assistance is provided on the basis of the General Conditions for Grants under the Regional Economic Development Programme of the Free State of Saxony, Versions 31514 dated August 1995 and 31515 dated August 1995.


10.2 In granting this assistance SAB and the Principal Bank assume that the intangible assets being subsidised have not been acquired/will not be acquired from affiliated companies or companies with other business, legal or personnel linkages.

10.3 Assistance is granted provided that the Grants will be claimed back (pro rata, as the case may be) in the event that the subsidised economic assets leave the Grant Recipient's possession during the commitment period or are no longer used in the Grant Recipient's facility with the exception of expenditure on replacements of at least the same value in the ordinary course of business. Other usage (e.g. renting/leasing) or a disposal of assets shall be excluded. Renting and leasing in the course of a demerger, pooling of interests or partnership shall be subject to approval by SAB.


10.4 Assistance is granted provided that the Grant Recipient is endowed with a nominal share capital in an amount of DM 217,500,000.- and entered in the Register of Companies. The total amount must be paid up by no later than end 1997.


10.5 Assistance is granted subject to the granting shareholder loans by AMD Inc. totaling DM 290,000,000.- in favour of the Grant Recipient, to be paid in two instalments of DM 145,000,000.- each in 1998 and 1999. During the term of the guaranteed loans interest and redemption payments on the shareholder loans will require the prior approval of SAB.


10.6 Assistance is granted provided that any overruns of the anticipated total investment costs for the construction of the production facility in Dresden (including the development centre) above and beyond DM 2,430,000,000.-(excluding additional investment cost for ongoing capital expenditure in the amount of DM 551,000,000.-) up to a further amount of altogether DM 225,000,000.- is financed by additional equity by AMD Inc. and bank loans (with 65% guarantee backing) in the ration 1:2 and that any investment cost overruns in excess thereof is financed in full by additional equity (nominal capital/shareholder loans).


10.7 Assistance is granted provided that AMD Inc. and the Grant Recipient conclude a cost reimbursement agreement as well as a "Wafer Purchase Agree-
     ment" to take off - from the time of completion (which is scheduled to take place by 2001 at the least) onwards - all the output from the Dresden plant on the basis of full cost reimbursement in DM prices a 10%-profit-margin complying with German cost accounting principle and including the development centre, according to the following provisions:

     - reimbursement of start-up losses for the years 1996 to 1998 exceeding the budgeted amounts as well as a provision for the years 1999 and 2000 concerning cost reimbursement by AMD Inc. in the amount of 75% and 105% irrespective of the actual capacity utilization:

     - AMD Inc. covers the market risk within a capacity utilization range from 100% to 75% p.a. of the planned/standard capacity utilization by securing a "stable cash-flow" within this capacity utilization range.

     Compliance with the above mentioned provisions shall be confirmed each year by the auditor in the course of the annual audits of the Grant Recipient.


10.8 Assistance is granted provided that any market-induced adjustments in production will be shared proportionally amongst all the production facilities belonging to the AMD group manufacturing products comparable to those of the Grant Recipient, according to the principle of equal treatment, if the actual capacity utilization of AMD Saxony Manufacturing GmbH falls below 75% of the planned/standard capacity utilization. Other allocations are only permissible. If AMD Inc. covers the cash flow shortfall of AMD Saxony Manufacturing GmbH caused by such allocations: determination of such other AMD production facilities as well as the monitoring of adherence to the equal treatment principle monitored will be carried out in suitable manner with aid of neutral third parties.

10.9 Assistance is granted provided that any permanent cash flow surpluses of the Grant Recipient will be used for premature repayment of the guaranteed loans to be agreed upon between the Grant Recipient and the lenders in a separate arrangement.

10.10 Assistance is granted provided that in addition to production bona fide research will be carried out at the Dresden plant and the development centre will be occupied with the design and development of modern products: for this the following declaration issued by AMD Inc. in a letter dated January 18, 1996 shall apply:

               "In this respect the design centre will be a genuine research and development facility. 200 high qualified staff there will devote themselves to the research and development of modern products. Much of their activity will consist of independent research into state-of-the-art technology, emphasis being placed on the development and design of new products for the manufacture not only in Dresden but in AMD's facilities world-wide. The range of products will probably comprise a broad spectrum of state-of-the-art digital components such as microprocessors and circuits for telecommunications and multimedia sector. In line with the design centres at our locations in the United States, the Dresden facility will also address the redesign and development of variations on existing products."

        The declaration issued by AMD Inc. in a letter dated January 18th, 1996 shall apply:

               "We accept that in the event AMD should default on the loan and that the banks then take over the facility, a qualified buyer of the facility should be able to produce his own products there using the equipment and tools set in place...

               We believe that the facility and the equipment set in the place will be sufficient to allow operation of the production facility. Thus a qualified buyer would not be encumbered from manufacturing his own products in the facility.

10.11 Assistance is granted provided that any exchange of goods and services between the Grant Recipient and AMD Inc. as well as companies within the reach of influence of AMD Inc. going beyond the Wafer Purchase Agreement will be settled on the basis of customary market terms; the auditor will comment on this in the course of their annual audits of the Grant Recipient.

11.  Processing Fee

     For the processing of the application for the granting of the Investment and Interest Grant the Principal Bank receives a single fee consisting of [*] of the Investment Grant. The fee of DM [*] is due when the first Grant payment is made and is to be paid into Account No. [*] at the Dresdner Bank AG in Dresden (BLZ - Bank Destination Code).

12.  General Provisions, Grant Agreement, Schedule of Conditions.

12.1 All provisions which are contained in the General Conditions for the Grant Recipient, the General Conditions for the Principal Bank, the SAB Subsidy Agreement and/or the list of obligatory conditions attached to the SAB Subsidy Agreement (hereinafter the "Schedule of Conditions"; attached hereto as Appendix 8) are binding parts of this agreement. The Grant Recipient explicitly undertakes to abide by the conditions contained therein and to make all declarations, and do all things which are required of it pursuant to these obligations. Should there be contradictions between provisions of this agreement and provisions contained in the appendixes to this agreement, the provisions contained in the appendixes to this agreement shall prevail.

12.2 Specific reference to particular provisions of the General Conditions for the Grant Recipient, the General Conditions for the Principal Bank, the SAB Subsidy Agreement and the Schedule of Conditions leaves the application of other provisions of the General Conditions for the Grant Recipient, the General Conditions for the Principal Bank, the SAB Subsidy Agreement and the Schedule of Conditions unaltered.

* CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

12.3 The appendices referred to in this agreement form part of this agreement.

12.4 The rights and obligations in this agreement exist independently of all other rights and obligations of the parties to this agreement that may be contained in any other agreements relating to the financing of the Project.

12.5 In the commitment letter, which is the basis for the SAB Subsidy Agreement, the SAB has reserved the right to adjust the commitment letter, if in the context of the final handling of the guaranty application amendments or supplements of its conditions arise. It is agreed between the parties to this agreement that, if the SAB Subsidy Agreement will be modified due to a modification of the commitment letter, this agreement shall be modified accordingly. The Principal Bank will give the Grant Recipient the opportunity to comment on forthcoming modifications of the SAB Subsidy Agreement.

13.  Assignment

13.1 The assignment of rights arising under this agreement is only permitted with the written consent of the Principal Bank and the SAB. The Principal Bank has the right to assign or transfer to the SAB all claims pursuant to this agreement as against the Grant Recipient including all ancillary claims or present or future securities.

13.2 According to the conditions of the SAB Subsidy Agreement with which the Principal Bank has declared it is in agreement, the Principal Bank has assigned all claims arising out of this agreement to the SAB. The Grant Recipient acknowledges that it has knowledge thereof and explicitly agrees thereto.

14.  DISCLOSURE REQUIREMENTS AND CERTIFICATES OF USE


14.1 The Grant Recipient shall submit Certificates of use to SAB via the Principal Bank. The final Certificate of use shall be presented no later than six months after termination of the investment project, by June 30, 2007, to SAB. Six months after termination of the first stage of the investment - June 30, 2002 - an initial Certificate of intermediate use shall be submitted without further reminder. The aforementioned Certificates of use are to be produced by using (i) the form attached hereto as Appendix 9 in case of the final Certificate of use, and (ii) the form attached hereto as Appendix 10 in case of Certificate of intermediate use.


14.2 SAB and the Principal Bank reserves the right to call for further Certificates of intermediate use. In addition, on February 1 of each year a report on the progress of the project shall be submitted by the Grant Recipient to SAB via the Principal Bank, starting, however, with August 1, 1997. Separate reports shall also be submitted to the European Commission if so required.


14.3 The correctness of the statements in the Certificates of use and their compliance with the books and records has to be confirmed by an auditor.


14.4 At the end of each year the Principal Bank shall submit a Certificate of intermediate use with regard to the Interest Grants furnished [Appendix I]. This Certificate of intermediate use must contain confirmation of the amount of interest expenses paid on the loan provided by the Principal Bank/banks in connection with the use of the guaranteed loan provided by the Principal Bank/banks for the investment project in Dresden. Further Certificates of use shall be submitted by the Grant Recipient and the Principal Bank upon request of the SAB or its agents.

14.5 Two copies of all Certificates of use with complete documentation and information are to be provided to the Principal Bank without delay for transmission to the SAB. Neither the circumstances nor the consequences of the SAB objecting to or deeming insufficient, either for form or content, in whole or in part, the Certificates of use, will give the Grant Recipient any rights vis-a-vis the Principal Bank.


14.6 All expenses associated with the drawing up on the aforementioned Certificates of use and their possible review by the Principal Bank are to be borne by the Grant Recipient and such associated costs as incurred by the Principal Bank are to be immediately reimbursed by the Grant Recipient.


15.  RIGHT OF EXAMINATION


15.1 The SAB, the Free State of Saxony, represented through their respective departments or an entity authorised by these, and the Audit Office/Accounting Office of the Free State of Saxony as well as the Principal Bank have the right to verify that the administration and the use of the Grants by the Grant Recipient conforms with their designation. In as much as EU funds are used the above also applies to the respective departments of the EU. The Principal Bank has the right to burden the Grant Recipient with its costs of the verification. The Grant Recipient is obliged to inform the above noted departments about the Project and to provide access to the corporate records.


15.2 The Grant Recipient is aware that the SAB, the Free State of Saxony, the Audit Office/Accounting Office of the Free State of Saxony and the EU have the right at any time to conduct investigations at the Principal Bank to the extent the matters investigated are connected with the Grants and further they have the right to examine all documents related to the Grants. In case of doubt the necessity of such an investigation is deemed to exist in the relationship between the Principal Bank and Grant Recipient. The Grant Recipient hereby explicitly releases the Principal Bank from every and any duty of confidentiality with respect to the investigating departments and their personnel in connection with all information and documents concerning the Grants. The costs of such investigations upon presentation of an account will be immediately paid by the Grant Recipient to the Principal Bank.

16.   OBLIGATIONS TO NOTIFY

16.1 If pursuant to the provisions of this agreement the General Conditions for the Grant Recipient, the SAB Subsidy Agreement, or the Schedule of Conditions the Grant Recipient has an obligation to inform, the Grant Recipient must do so immediately and in writing to the Principal Bank for transmission to the SAB. The notification must specifically refer to the provision which requires the notification.

16.2 The Grant Recipient will simultaneously provide the Principal Bank with copies of all information and notifications which the Grant Recipient in connection with the Subsidies provides directly to the SAB. The obligation of the Grant Recipient to provide such information and notification to the Principal Bank first remains undisturbed.

16.3 The Grant Recipient shall immediately notify the SAB via the Principal Bank, if the total investment cost are reduced or the financing is changed by more than DM 10,000,000.-. Otherwise clause 6 of the General
      Conditions - Version of the Grant Recipient - and - Version of the Principal Bank - shall apply.

16.4 The Grant Recipient will provide the following reports to the Principal Bank for further transmission to the SAB:

     - yearly on the 1st of February, commencing, however, on August 1, 1997: report to the SAB detailing the progress of the Project;

     -    on request of the European Commission; report to the European
          Commission.

17.  Waste Management and soil protection

     The Grant Recipient herewith confirms that he will comply with the objective of waste management and soil protection (clause 1 and clause 7 EGAB/First Law on Waste Management and Soil Protection in the Free State of Saxony) in an exemplary manner.

18.  Rescission and Repayment of Grants

18.1 The Principal Bank pursuant to the provisions of this agreement and the General Conditions for the Grant Recipient has the right to resile from this agreement and to demand immediate repayment of the Grants.

18.2 A rescission of Grants in case the number of permanent jobs the financial assistance is based on are not filled or are not filled in full is only possible until June 30, 2007.

18.3 In the event Grants are claimed back due to a partial non-compliance with the conditions [stated in the Schedule of Conditions] and/or other conditions for the provisions of financial assistance, the rescission of the Grant is limited to a corresponding Grant amount.

18.4 Grants can completely or partially be claimed back even if the reason for rescission has been set by AMD Saxony Holding GmbH.

18.5 The Principal Bank will, upon request of the SAB, rescind this subsidy agreement for good reason, and require immediate repayment of the grant, in particular if:

     a)  the Grant Recipient has obtained the grant wrongfully;

     b) the Grant Recipient does not implement the project for which financial assistance is provided, or deviates from the capital expenditures and/or non-investment measures upon which this commitment is based;

     c) the Grant Recipient does not employ the Grants immediately in accordance with the purpose stipulated in the commitment letter;

     d) the Grant Recipient does not comply with the conditions, provisions and other obligations resulting from this subsidy agreement;

     e) the Grant Recipient does not maintain in a proper fashion the certificates of use in the form attached to the commitment letter or the records stipulated for maintenance of such evidence of use, or does not submit these immediately on completion of the Project;

     f) the number of permanent jobs and traineeships required to be created or guaranteed to qualify for financial assistance are not filled, or are not filled in full;

     g) other conditions for the provision of financial assistance are not satisfied;

     h) the conditions for the provision of financial assistance subsequently no longer apply;

     i) before expiry of the funds commitment period (five years after completion of the project): (i) the manufacturing facility for which financial assistance is provided is closed, disposed of or rented or leased partially or in full, (ii) assets for which financial assistance is provided are retired from the subsidised manufacturing facility, and (iii) the Grant Recipient applies for full enforcement proceedings or for comparable insolvency proceedings, against the assets of the Grant Recipient.

19.  REPAYMENT OF GRANTS

19.1 The Grant Recipient will repay to the account of the Principal Bank as specified in the repayment demand all improperly claimed, reduced or repayable subsidies. On explicit request of the SAB the Grant Recipient will pay the Grants to be repaid directly into a bank account specified by the SAB. In this case the Grant Recipient will simultaneously inform the Principal Bank in writing of the payment to the SAB and shall upon request of the Principal Bank provide evidence that such a payment has been effected.

19.2 The Grant Recipient cannot free himself from the obligation to repay the Grant irrespective of the basis for the obligation by presenting an alleged or actual setoff or counterclaim or right of retention against the Principal Bank or the SAB.

20.  LIABILITY OF THE PRINCIPAL BANK

     In relation to the performance of this Subsidy Agreement as well as the payment of Grants the Principal Bank is only required to comply with the standard of care in line with banking praxis.

     The Grant Recipient is aware that the Principal Bank can and will only fulfil its obligations pursuant to the SAB Subsidy Agreement insofar as the Grant Recipient enables the Principal Bank to do so. The Grant Recipient, based on any rights, irrespective for what reason, exercised by the SAB arising out of the SAB Subsidy Agreement gains no rights whatsoever. In particular the Principal Bank has no obligation to investigate the accuracy or veracity of any information or documents provided by the Grant Recipient for transmis-sion to the SAB. Likewise the Principal Bank has no legal obligation to investigate if the Grant Recipient is complying with the conditions upon which the Grants were granted or any other agreements. Furthermore the Principal Bank is not obligated to inform the Grant Recipient of any possible omissions by the Grant Recipient in the performance of this agreement and/or to explain possible consequences thereof.

21.  Waiver and Forfeiture

     The full or partial failure to exercise or the delayed exercise of a right granted to the Principal Bank under this agreement shall not be deemed to be a waiver or forfeiture of the particular right.

22.  Choice of Law, Jurisdiction, and Place of Performance

22.1 This agreement and all rights and obligations thereunder are governed and to be interpreted according to the law of the Federal Republic of Germany.

22.2 The parties hereby agree that the courts in Dresden are to have jurisdiction over all disputes that arise in connection with this agreement.

22.3 The place of performance for all obligations under this agreement is Dresden.

23.  Notice

     Notices or other correspondence in connection with this agreement must be in writing and forwarded by mail or fax to one of the following addresses except if the receiver has not previously in writing personally provided another address.

Grant Recipient:

AMD Saxony Manufacturing GmbH
------------------------------
Washington Strasse 16 A/B
------------------------------
01139 Dresden
------------------------------
z.Hd. Geschaftsfuhrung
------------------------------
Tel: 49 351 84120
------------------------------
Fax: 49 351 8412150
------------------------------

Principal Bank:

Dr. Kulz-Ring 10
------------------------------
01067 Dresden
------------------------------
z.Hd. Direktion
------------------------------
Tel: 49 351 489-1213
------------------------------
Fax: 49 351 489-1350
------------------------------

24.  GENERAL PROVISIONS


24.1 Should the Principal Bank for the purposes of the agreement, generally or in a singular case, be authorised by the Grant Recipient to act on its behalf, the Principal Bank, unless expressly agreed otherwise, is in single instances deemed to be released from the limitations of (S) 181 the of German Civil Code.


24.2 If particular terms of this agreement are or become ineffective in whole or in part the effectiveness of the remaining terms is unaffected thereby.
     The inoperative terms are to be replaced by a provision which in legally permissible form comes closest to fulfilling the will of the parties as expressed in this agreement. The above provision shall apply accordingly to fill any lacunae in this agreement.


24.3 Any and all additions or amendments to this agreement must be in writing in order to be valid except where a law mandates another form. All oral supplemental agreement, additions or amendments to this agreement are hereby explicitly contracted out of. This does also apply to the repeal of the writing rule.

Dresden, March 11, 1997

AMD Saxony Manufacturing GmbH as the Grant Recipient by:

/s/Jack L. Saltich
-------------------------

Dresdner Bank AG in Dresden as Principal Bank by:

/s/Dr. Hans-Jurgen Menzel  /s/Horst Oechsler
--------------------------------------------


Appendices:
-----------
1. SAB Subsidy Agreement

2. General Conditions for the Grant Recipient            (Appendix 2 b to the SAB Subsidy Agreement)

3. General Conditions for the Principal Bank             (Appendix 2 a to the SAB Subsidy Agreement)

4. Declaration of Liability                              (Appendix 4 to the SAB Subsidy Agreement)

5. Notice of Drawdown                                    (Appendix 5 a to the SAB Subsidy Agreement)

6. Auditor's confirmation                                (Appendix 5 b to the SAB Subsidy Agreement)

7. Request for Funds                                     (Appendix 5 c to the SAB Subsidy Agreement)

8. Schedule of Conditions                                (Appendix 1 to the SAB Subsidy Agreement)

9. Certificate of use                                    (Appendix 6 a to the SAB Subsidy Agreement)

10.Certificate of Intermediate use                       (Appendix 6 b to the SAB Subsidy Agreement)